Exhibit (n)

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Eagle Point Credit Company Inc.

We consent to the use of our report dated February 24, 2020 with respect to the financial statements of Eagle Point Credit Company Inc. and Subsidiaries, including the consolidated schedule of investments as of December 31, 2019, and the related consolidated statements of operations, comprehensive income and cash flows for the year then ended, the consolidated statements of changes in net assets for each of the years in the two-year period then ended, and the related consolidated notes and the financial highlights for each of the years in the five-year period then ended, included herein and to the reference to our firm under the headings “Senior Securities” and “Independent Registered Public Accounting Firm” in the Prospectus.

/s/ KPMG LLP

New York, New York

April 6, 2020

KPMG LLP is a Delaware limited liability partnership and the U.S. member firm of the KPMG network of independent member firms affiliated with KPMG International Cooperative (“KPMG International”), a Swiss entity.